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                     January 26, 2021

       Elizabeth Hougen
       Chief Financial Officer
       Ionis Pharmaceuticals, Inc.
       2855 Gazelle Court
       Carlsbad, California

                                                        Re: Ionis
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 000-19125

       Dear Ms. Hougen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences